Exhibit 99.1

For immediate release	Eric R. Graef
April 27, 2009	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED MARCH 31, 2009
•	Sales and net income decreased in US dollars for the quarter by $1.2 million and $.2 million respectively

•	The stronger dollar had a negative $8.7 million impact on sales and a negative $.5 million impact on net income

•	Excluding the negative impact of currency, net income improved 10% for the quarter and sales improved 13%
Mayfield Village, Ohio, April 27, 2009 — Preformed Line Products Company (Nasdaq:PLPC) today reported financial results for the first quarter ended March 31, 2009.
Net income for the quarter ended March 31, 2009 was $2,722,000, or $.51 per diluted share, compared to $2,950,000, or $.54 per diluted share, for the comparable period in 2008.
Net sales for the first quarter of 2009 were $58,694,000 compared to $59,865,000 in the first quarter of 2008.
Currency translation had a negative impact on sales and net income for the quarter of $8.7 million and $.5 million, respectively.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “The stronger dollar had a negative affect on our consolidated sales and net income for the quarter when translating foreign financial statements into U.S. dollars. During these difficult economic times I am pleased to report a 13% increase in sales when reporting in native currency. Additionally, our net income from continuing operations improved 10% in native currency. While Q1 results are gratifying, they are only Q1 results. There remains an unprecedented level of uncertainty in the world economy and what the impact will be of government intervention in private enterprise. I expect a very challenging future.”

P.O. Box 91129    |    Cleveland, Ohio 44101    |    440.461.5200    |    www.preformed.com

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 13, 2009. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2009	2008
Net sales	$58,694	$59,865
Cost of products sold	40,116	40,860

GROSS PROFIT	18,578	19,005

Costs and expenses
Selling	5,364	5,574
General and administrative	7,052	7,356
Research and engineering	2,061	1,989
Other operating expenses — net	289	(90)

	14,766	14,829

OPERATING INCOME	3,812	4,176

Other income (expense)
Interest income	125	214
Interest expense	(109)	(139)
Other income (expense)	479	(2)

	495	73

INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	4,307	4,249

Income taxes	1,590	1,415

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	2,717	2,834

Income from discontinued operations, net of tax	—	149

NET INCOME	2,717	2,983

Less net income (loss) attributable to noncontrolling interests, net of tax	(5)	33

NET INCOME ATTRIBUTABLE TO PLPC	$2,722	$2,950

BASIC EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$0.52	$0.52

Discontinued operations attributable to PLPC common shareholders	$—	$0.03

Net income attributable to PLPC common shareholders	$0.52	$0.55

DILUTED EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$0.51	$0.52

Discontinued operations attributable to PLPC common shareholders	$—	$0.02

Net income attributable to PLPC common shareholders	$0.51	$0.54

Cash dividends declared per share	$0.20	$0.20

Weighted-average number of shares outstanding — basic	5,225	5,382

Weighted-average number of shares outstanding — diluted	5,305	5,431

Amount attributable to PLPC common shareholders:
Income from continuing operations, net of tax	$2,712	$2,801
Discontinued operations, net of tax	—	149

Net Income	$2,712	$2,950